Exhibit 99.1
Liberty Global to Sell Norwegian Cable Operation
Denver, Colorado — December 19, 2005: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that it has reached an agreement to sell 100% of its Norwegian cable business, UPC Norge AS (“UPC Norway”) to Candover Partners Limited (“Candover”). At September 30, 2005, UPC Norway had 375,300 customers. During the twelve-month period ending September 30, 2005 , UPC Norway generated €43.1 million of operating cash flow (“OCF”), as customarily defined by Liberty Global, except that corporate overhead allocations have been excluded.
Liberty Global will sell UPC Norway for a total enterprise value of approximately €450 million (approximately US$540 million). The sale price represents a multiple of 10.4 times UPC Norway’s OCF for the twelve month period ending September 30, 2005. The transaction is subject to Norwegian regulatory approval and is expected to close during first quarter of 2006.
Deutsche Bank acted as financial advisor to Liberty Global in this transaction.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at September 30, 2005 (other than NTL Ireland which, at September 30, 2005, we consolidated but did not control), Liberty Global’s networks passed approximately 23.6 million homes and served approximately 15.2 million revenue generating units, including approximately 10.7 million video subscribers, 2.6 million broadband Internet subscribers and 1.9 million telephone subscribers.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to consummate the sale of UPC Norway. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
(303) 220-6693	(303) 220-6678

Iván Nash	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 1 277 97 38	+31 20 778 9447